EXHIBIT 4.4

                            STONE ENERGY CORPORATION
                   2000 AMENDED AND RESTATED STOCK OPTION PLAN


                             I. PURPOSE OF THE PLAN

     The STONE ENERGY CORPORATION 2000 AMENDED AND RESTATED STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees of STONE ENERGY CORPORATION, a Delaware corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the Company may grant to certain employees ("Optionees") the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan may be either incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options" under the "Code"), or options which do not constitute Incentive Stock Options.

     The Plan as set forth herein constitutes an amendment and restatement of both (1) the Stone Energy Corporation 1999 Stock Option Plan (the "1999 Plan") and (2) the Stone Energy Corporation 1993 Stock Option Plan (the "1993 Plan"), each as previously adopted by the Company, and shall supersede and replace in its entirety each previously adopted plan. This amendment and restatement shall be effective as of May 18, 2000, provided this amendment and restatement is adopted by the Board of Directors of the Company prior to such date and approved by the stockholders of the Company at a duly called meeting of the stockholders (or any adjournment thereof) held on May 18, 2000 (or, if applicable, on the date of such adjournment). If this amendment and restatement is not so approved by the stockholders, then any options granted under this amendment on or after May 18, 2000, shall be considered null and void and of no effect whatsoever, the 1999 Plan and the 1993 Plan shall continue in effect as if this amendment and restatement had not occurred, and any options previously granted under either the 1999 Plan or the 1993 Plan shall continue in effect under the terms of the grant; provided, further, that thereafter options may continue to be granted pursuant to the terms of the 1999 Plan and the 1993 Plan, as in effect prior to this amendment and as may be otherwise amended hereafter.

                               II. ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be comprised solely of two or more directors who are both (a) outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (b) nonemployee directors (within the meaning of Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")). The Committee shall have sole authority to select the Optionees from among those individuals eligible hereunder and to establish the number of shares which may be issued under each Option; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Optionee during any calendar year may not exceed 100,000 (subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced. In selecting the Optionees from among individuals eligible hereunder and in establishing the number of shares that may be issued under each Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Optionees, in establishing the number of shares which may be issued under each Option and in construing the provisions of the Plan shall be final.

                             III. OPTION AGREEMENTS

     (a) Each Option shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement") which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefore ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that, except as provided in Subparagraph VIII(c) hereof, the Committee shall retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price. Further, an Option Agreement may provide for a "cashless exercise" of the Option pursuant to procedures established by the Committee (as the same may be amended from time to time).

     (b) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (c) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

                           IV. ELIGIBILITY OF OPTIONEE

     Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted; provided, however, that members of the Committee shall not be eligible to be granted Options. Options may be granted to the same individual on more than one occasion. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

                          V. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 2,500,000 shares of Stock. For these purposes, the aggregate numbers of shares previously made subject to an Option under either the 1999 Plan or the 1993 Plan shall count against the aggregate number of shares which may be issued under Options granted under the Plan. Shares which may be issued under Options granted under the Plan may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

                                VI. OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted.

                                VII. TERM OF PLAN

     The 1999 Plan and the 1993 Plan were effective on the dates provided therein. The Plan as amended and restated shall be effective as provided in Paragraph I. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from such effective date provided in Paragraph I.

                    VIII. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity,
(iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or
(4) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option.

     (d) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (e) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required stockholder action.

     (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                    IX. AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such Optionee; and provided, further, that the Board may not, without the approval of the stockholders of the Company, make any alteration or amendment which would
(a) increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan or (b) change the class of individuals eligible to receive Options under the Plan.

                               X. SECURITIES LAWS

     (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     (b) It is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.